UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 20, 2007
EATON CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-1396	34-0196300

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Eaton Center Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)
(216) 523-5000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
The Moeller Group Acquisition Agreement.
On December 20, 2007, Eaton Corporation (the “Company”) entered into a definitive agreement (the “Agreement”) with Green Beta S.a.r.l. to purchase The Moeller Group, a leading supplier of components for commercial and residential building applications, and controls for industrial equipment applications based in Bonn, Germany, for a purchase price of €1.55 billion (U.S.$2.23 billion). The Agreement contains customary provisions for transactions of this size and nature, including representations, warranties and conditions to closing such as the receipt of certain governmental approvals. The transaction is expected to close in the first quarter of 2008.
Commencement of Tender Offer for Phoenixtec Power Company, Ltd.
On December 20, 2007, the Company announced a tender offer (the “Tender Offer”) for all of the outstanding shares of Phoenixtec Power Company, Ltd., a company with its shares listed on the Taiwan Stock Exchange, at a price of NT$50 per share (U.S.$1.54 per share). Assuming 100 percent of the outstanding Phoenixtec shares are tendered, the purchase price would be U.S.$565 million. The Tender Offer commenced December 21, 2007, and will remain open until January 25, 2008, unless extended by the Company. The chairman of Phoenixtec and certain other Phoenixtec board members have entered into agreements to tender to the Company their Phoenixtec shares representing an aggregate of 25 percent of the outstanding shares. The Tender Offer is subject to regulatory approvals and other customary terms and conditions, including the condition that a minimum of 51 percent of the outstanding Phoenixtec shares must be tendered to the Company.
Credit Facility Commitment Letter.
On December 20, 2007, the Company accepted and agreed to a commitment letter from Morgan Stanley Senior Funding, Inc. (“MSSF”), Morgan Stanley Bank, Citigroup Global Markets Inc. (“CGMI”), J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. (“JPMCB” and together with CGMI and MSSF, the “Lenders”) pursuant to which the Lenders committed to provide the Company with $3.0 billion (or the equivalent in Euros), in the aggregate, of financing under a revolving credit facility to be entered into among the parties (the “Facility”). The commitment letter is subject to customary terms and conditions. The proceeds of any borrowing under the Facility will be used to provide the purchase prices for the acquisitions described herein. The Company intends to refinance any obligations under the Facility with a combination of long-term debt and equity.

Item 8.01	Other Events.
Delayed Realignment of the Electrical Group.
In light of the pending acquisitions described above, which will become part of the Company’s Electrical Group, the Company has determined to delay until at least 2009 the realignment of the Electrical Group into two financial reporting business segments. Previously, on September 7, 2007, the Company had announced it intended at the start of 2008 to realign for financial reporting purposes the Company’s Electrical and Fluid Power Groups. The Company’s Fluid Power Group will be realigned into two business segments commencing January 1, 2008, as originally announced.

Item 9.01.	Financial Statements and Exhibits.
(d)   Exhibits

Exhibit No.	Description

99.1	Press Release of Eaton Corporation dated December 20, 2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EATON CORPORATION
Date: December 26, 2007	/s/ R. H. Fearon
R. H. Fearon
Executive Vice President - Chief Financial and Planning Officer